Exhibit 99.1

News Release

PartnerRe Ltd. Announces CFO Albert Benchimol to Retire from the Company

PEMBROKE, Bermuda, July 12, 2010 -- PartnerRe Ltd. (NYSE,Euronext:PRE) today announced that Executive Vice President and Chief Financial Officer Albert Benchimol will leave the Company, effective December 31, 2010.

Mr. Benchimol has served as EVP & CFO since he joined PartnerRe in 2000. In 2007, he took on the additional role of CEO of the Company’s Capital Markets Group. Over the past decade, the Company has solidified its position as a top 5 global reinsurer, and under Mr. Benchimol’s leadership, has built one of the strongest balance sheets in the industry with over $8 billion in capital and $18 billion in invested assets and cash, reflected by the second highest ratings package in the industry.

Mr. Benchimol said, “Over the past ten years, I have been part of PartnerRe’s evolution to a truly first class reinsurer, and I am proud to have been part of that success. PartnerRe is about to enter a new phase, with a new executive management team. I am confident they and the rest of my friends at PartnerRe will continue to build on the progress we have achieved. As for me, this transition marks a new beginning, and I look forward to new challenges and opportunities in the next phase of my career.”

CEO Patrick Thiele said, “Albert has been an important member of the Executive team at PartnerRe for more than a decade. His financial acumen, demonstrated leadership, good judgment and dedication to the people in the organization have made him a significant contributor to the success of the Company. I am confident that all of these qualities will ensure Albert’s success in whatever he chooses as the next stage of his career and we wish him well.”

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion. At March 31, 2010, total assets were $24.8 billion, total capital was $8.2 billion and total shareholders’ equity was $7.4 billion.

PartnerRe on the Internet:  www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Lisa Lewis

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08